Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239681 on Form N-2 and Registration Statement No. 333-239662 on Form S-8 of our report dated April 17, 2019, relating to the consolidated financial statements and financial highlights of SuRo Capital Corp., and our report dated July 2, 2020, relating to the financial information set forth under the heading “Senior Securities” appearing in this Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Senior Securities” in Part II, Item 5 appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Francisco, California
March 12, 2021